TERMINATION AGREEMENT AND RELEASE

      This Termination Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 25th day of June, 2010, by and between Campbell B. Langdon (hereinafter referred to as “Langdon”), and Automatic Data Processing, Inc. (hereinafter referred to as the “Company”).

      In exchange for the mutual promises contained herein, Langdon and the Company, intending to be bound hereby, covenant and agree as follows:

      1. Langdon’s employment with the Company will terminate effective June 30, 2010. Effective June 30, 2010, Langdon shall cease to be an executive officer of the Company.

      2. The Company agrees to the following:

      (a) The Company will pay Langdon severance in the total gross amount of $450,000.00. This severance amount will be paid out in eleven (11) monthly installments (the “Monthly Installments”) of $37,500.00 each between January 2, 2011 and December 2, 2011 and in one (1) final monthly installment of $37,500.00 on January 2, 2012. The Monthly Installments will be made on the Company’s regular pay dates. The Company shall withhold from any payment made pursuant to the Agreement federal, state and local taxes and social security taxes, as well as any other standard deductions. If Langdon becomes re-employed with the Company before January 2, 2012, Langdon will not be entitled to any further payments under this paragraph 2(a).

      (b) The Company will pay Langdon for all accrued and unused vacation as of June 30, 2010.

     (c) The Company will reimburse Langdon for outstanding expenses properly incurred prior to June 30, 2010 that are submitted to the Company no later than August 1, 2010. All such expenses will be reimbursed in accordance with the Company’s existing policy.

     (d) The Company will pay Langdon a bonus for FY’10 based on performance (the “FY’10 Bonus”). The FY’10 Bonus will be paid by September 1, 2010.

     (e) The Company will continue the automobile lease (the “Leased Vehicle”) provided to Langdon through September 30, 2011 on all the same terms and conditions of the existing lease (the “Lease Program”). Notwithstanding the foregoing, the Lease Program shall not include replacement of the Leased Vehicle.

     (f) A 12-month outplacement assistance program selected by the Company will be made available to Langdon at the Company’s expense.

     (g) Langdon will be allowed to continue his participation in the ADP Deferred Compensation Program for FY’10 (the “DC Program”). Langdon’s DC Program account will be paid out to him six months after his last date of active employment in accordance with the terms of the DC Program.

     (h) Langdon’s welfare benefits (medical, dental, vision, life, long-term disability, Flexible Spending Accounts (“FSA”), Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal Accident Insurance and any other welfare benefits the Company may provide) will terminate on June 30, 2010. Langdon will have the right to continue health and FSA benefits as permitted by law under the Consolidated Omnibus Budget Reconciliation Act and will be separately notified of conversion privileges, if any, for Langdon’s welfare benefits.

     (i) Langdon agrees to abide by all of the terms and conditions of agreements with the Company executed in connection with all ADP stock options or restricted stock previously granted to Langdon (the “Stock Agreements”), and that any Non-Competition Period, as defined in any such Stock Agreements, shall not terminate until twelve months after January 2, 2012. All ADP stock options previously granted to Langdon will continue to vest through January 2, 2012. Langdon may exercise all vested ADP stock options within 60 days of January 2, 2012. Notwithstanding the foregoing, all vested stock options must be exercised prior to their original expiration date, regardless of the exercise periods set forth herein. All vested stock options that are not exercised within the time periods set forth above will be cancelled.

     (j) Langdon understands and acknowledges that for a period of six (6) months following his last date of active employment he will continue to be a “Restricted Person” as such term is used in the Company’s Insider Trading Policy, and he will continue to abide by all rules and limitations applicable thereunder to Restricted Persons.

     (k) For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Langdon will be considered a terminated employee as of June 30, 2010. As such, contributions, vesting, matches and other service based benefits, rights and features accorded to employees will terminate as of June 30, 2010. All the terms and conditions of the Plans will be governed by the controlling plan documents. The Plans have not been modified in any way by the Agreement.

     (l) Langdon’s participation in the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Purchase Plan”) ends as of June 30, 2010. Langdon acknowledges that he will be issued stock only upon the completion of a Purchase Plan offering in accordance with the terms of the Purchase Plan. The Purchase Plan has not been modified in any way by the Agreement.

     (m) Langdon was granted shares of ADP common stock under the Company’s Time-Based Restricted Stock programs (“TBRS Programs”). Provided he does not, prior to January 2, 2012, violate any Restrictive Covenant (as defined in paragraph 2(o) below), Langdon will be entitled to keep (i) any shares of Time-Based Restricted Stock subject to restrictions lapsing prior to January 2, 2012 and (ii) the shares of Time-Based Restricted Stock granted to him on April 30, 2008 subject to restrictions lapsing on April 12, 2012, with the restrictions on the shares identified in this clause (ii) to be lifted on January 1, 2012. If prior to January 2, 2012, Langdon violates any Restrictive Covenant, he shall immediately forfeit without consideration all such Time-Based Restricted Stock shares. Langdon’s participation in all other TBRS Programs will be cancelled. Any shares with restrictions lapsing after January 2, 2012 shall be returned to the Company on June 30, 2010. All other terms and conditions of the TBRS Programs will remain in effect. Any determination that a Restrictive Covenant has been violated shall be made on a good faith basis.

     (n) Langdon was recommended for target award(s) of shares of ADP common stock under the Company’s Performance-Based Restricted Stock program (“PBRS Program”), to be awarded per the terms of the PBRS Program, with restrictions lapsing six (6) months after the date of any such award (each, a “Lapse Date”), such terms to include, without limitation, the execution of a Restrictive Covenant (as defined in paragraph 2(o) below). Langdon will be entitled to keep any such PBRS Program shares that may be awarded to him provided, (i) his last day of active employment with the Company is on or after June 30 of the calendar year of the award; (ii) he is receiving severance payments pursuant to paragraph 2(a) on the lapse date; and (iii) Langdon does not, prior to the lapse date, violate any Restrictive Covenant. If prior to a Lapse Date, Langdon violates any Restrictive Covenant, Langdon shall immediately forfeit without consideration such PBRS Program shares. Langdon’s participation in all other PBRS Programs with a Lapse Date after January 2, 2012 will be cancelled. All other terms and conditions of the PBRS Program shall remain in effect. Any determination that a Restrictive Covenant has been violated shall be made on a good faith basis.

     (o) Any use of the term “Restrictive Covenant” in the Agreement shall mean any non-competition, non-solicitation, non-disclosure or confidentiality obligations reflected in the provisions of any agreement with the Company that Langdon has entered into, or any Company plan, policy or arrangement that applies to Langdon.

     (p) Langdon is a “Participant” as defined in the Automatic Data Processing, Inc. Amended and Restated Supplemental Officers Retirement Plan (“SORP”). Langdon’s benefits under the SORP shall be determined in accordance with, and under the terms of, the SORP. Langdon’s final benefits will be determined based on his last day worked of June 30, 2010. Among other things, the SORP provides that if a Participant violates the non-competition provisions of any agreement he has entered into with the Company within 24 months after his employment terminates, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the SORP. The SORP has not been modified in any way by the Agreement. For purposes of the 24-month non-competition provision under the SORP, Langdon shall be considered to have terminated employment with the Company as of January 2, 2012.

     (q) Langdon’s heirs, representatives, assigns or estate shall be entitled to any payments pursuant to paragraph 2 of the Agreement in the event of Langdon’s death, for any period subsequent to Langdon’s death, but shall not be entitled to keep the Leased Vehicle, which must be immediately returned to the Company in the event of Langdon’s death.

     3. Langdon agrees to the following:

     (a) Langdon agrees that he will not, at any time after the date hereof, use or disclose to any person, corporation, partnership or other entity whatsoever, any confidential information, trade secrets or proprietary information of the Company, its vendors, licensors, marketing partners, clients or prospects learned by Langdon during his employment and/or any of the names and addresses of clients and prospects of the Company.

     (b) Langdon agrees that all books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other printed, electronic or audio communications that he has in his possession that were created, written, authorized, signed, received, sent or transmitted during his employment or that are in any way related to the Company or any of its business activities remain the property of the Company and have not been removed from and/or have been returned to the Company’s offices.

     (c) Langdon agrees that, on or before June 30, 2010, he will return all property belonging to the Company, including but not limited to any computer/laptop, computer equipment, computer software, telephone and/or pager that the Company permitted him to use during his employment with the Company. Notwithstanding the foregoing, the Company will transfer title to Langdon of (i) the telephone with serial number IHDT56EU2; and (ii) the blackberry with serial number PCB-16090-001_H. The Company has no further obligation toward maintenance and support of the telephone or blackberry after June 30, 2010.

     (d) From June 30, 2010 until January 27, 2012, Langdon will not, directly or indirectly, hire, solicit or encourage to leave the Company’s employ any employee of the Company or hire any former employee of the Company within one year after the date such person ceased to be an employee of the Company.

     (e) Langdon agrees that a violation of the foregoing covenants set forth in this paragraph 3 will cause irreparable injury to the Company. Accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity (including, without limitation, those specifically set forth in paragraphs 2(m), 2(n) and 2(p) above), to an injunction enjoining and restraining Langdon from doing or continuing to do any such act.

     (f) Langdon agrees to cooperate with the Company, and to provide all information and sign any corporate records and instruments that the Company may hereafter reasonably request with respect to any matter involving his present or former relationship with the Company, the work he has performed, or present or former employees or clients of the Company. The Company agrees to promptly reimburse Langdon for reasonable expenses (which will include a reasonable daily rate for those dates Langdon‘s appearance in a court or similar proceeding is required and for travel to and from such sites) necessarily incurred by him, in connection with his cooperation pursuant to this paragraph.

     (g) Langdon agrees that if he is served with a subpoena or court order to testify (including but not limited to any such subpoena covered by paragraph 7(d) below) with respect to any matter involving his present or former relationship with the Company, the work he has performed, or present or former employees or clients of the Company, he shall, within 5 days of receipt of such subpoena or court order, notify the “Company” , c/o Automatic Data Processing, Inc., One ADP Boulevard, Roseland, New Jersey 07068, Attention: General Counsel.

     4. The parties agree that if any part or any provision of the Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

     5. Langdon agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement shall not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Langdon to perform his obligations under the Agreement.

     6. Langdon acknowledges that this is the entire agreement between the parties concerning the subject matter hereof. Langdon acknowledges that there are no representations by the Company, oral or written, not set forth in the Agreement upon which he relied in signing the Agreement.

     7. Release:

     (a) In consideration for the above, Langdon (including any family members, agents, successors or assigns whose claim is based in whole or part on a Claim, as defined below) agrees to forever release, acquit and discharge Automatic Data Processing, Inc. and all its subsidiaries, affiliates, divisions and its and their employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (“Releasees”) from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from any source which exist as of the date Langdon signs the Agreement (“Claims”). This release includes all Claims arising under all federal, state and local employment discrimination statutes, ordinances or regulations including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination. Langdon expressly waives all rights he may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys fees, costs, and injunctive or other relief.

     (b) Except as set forth herein, Langdon acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Langdon further acknowledges that except as provided for herein, the Company shall not have any obligation to him or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees, car allowance, use of a Company car, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied.

     (c) Langdon warrants that as of the date he signs the Agreement he has not filed any Claim against Releasees. Langdon further warrants that at the time he signs the Agreement he is unaware of any conduct by any Releasees that he believes may be unlawful.

     (d) This release of all Claims shall not be construed to prohibit Langdon from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in an investigation by the EEOC of any matter, or responding to any subpoena or other lawfully issued process in any such investigation, except that Langdon waives any monetary recovery in any lawsuit filed by the EEOC on behalf of Langdon or a class in which he would otherwise be a member.

     8. Notification of Rights:

     (a) Langdon has twenty-one days from receipt of the Agreement to consider it, and to return the signed Agreement to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068. In order for Langdon to fully understand his statutory rights and the legal effect of a waiver by Langdon of those rights, he has the right to consult with an attorney.

     (b) If Langdon elects to sign the Agreement it means that: (i) he has read the Agreement and understands it; (ii) he has not received any inducements to sign the Agreement other than what is set forth in the Agreement; (iii) he has had adequate opportunity to consult with an attorney of his choosing; and (iv) he has signed the Agreement voluntarily and knowingly.

     (c) Langdon understands and agrees that if he chooses to sign the Agreement before the expiration of the twenty-one (21) day consideration period, he has waived the remainder of that period.

     (d) Langdon understands and agrees that if the Agreement is not signed and returned by June 30, 2010, he is no longer eligible for the benefits set forth in the Agreement.

     (e) After Langdon has signed the Agreement, Langdon may revoke his acceptance of it within seven (7) days from the date of his execution of the Agreement. Revocation must be made by submitting a written revocation by hand delivery or certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068. If revocation of the Agreement is not made within the seven (7) day revocation period, the Agreement will become final, binding and irrevocable on both parties.

     9. In consideration of the Company’s undertakings and agreements to him set forth herein, Langdon agrees to reacknowledge his acceptance of the Agreement and its terms and conditions, without any changes, and before payment of any sums due him arising from the Agreement, on July 1, 2010 by signing a Release and Reacknowledgement in the form attached hereto as Exhibit A. Payments will not begin until after the seven day revocation period in Exhibit A has lapsed without revocation of the Release and Reacknowledgement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Campbell B. Langdon and Automatic Data Processing, Inc. have executed the foregoing Agreement.

CAMPBELL B. LANGDON

By:	/s/ Campbell B. Langdon

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael Bonarti
Michael Bonarti
Vice President

EXHIBIT A

Release and Reacknowledgement Agreement (the “Agreement”)

The undersigned, Campbell B. Langdon, through and by his signature below, in consideration of the undertakings and agreements set forth in that certain Termination Agreement and Release between Campbell B. Langdon and Automatic Data Processing, Inc. dated June 25, 2010 (the “Termination Agreement”):

1. Reacknowledges his acceptance and agreement to the Termination Agreement as of the date set forth below, including but not limited to the release provision under paragraph 7, which provides:

(a)	In consideration for the above, Langdon (including any family members, agents, successors or assigns whose claim is based in whole or part on a Claim, as defined below) agree to forever release, acquit and discharge Automatic Data Processing, Inc. and all its subsidiaries, affiliates, divisions and its and their employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (“Releasees”) from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from any source which exist as of the date you sign this Letter Agreement (“Claims”). This release includes all Claims arising under all federal, state and local employment discrimination statutes, ordinances or regulations including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination. Langdon expressly waives all rights he may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys fees, costs, and injunctive or other relief.

(b)	Except as set forth herein, Langdon acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Langdon further acknowledges that except as provided for herein, the Company shall not have any obligation to him or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees, car allowance, use of a Company car, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied.

(c)
Langdon warrants that as of the date he signs the Agreement he has not filed any Claim against Releasees. Langdon further warrants that at the time he signs the Agreement he is unaware of any conduct by any Releasees that he believes may be unlawful.

(d)
This release of all Claims shall not be construed to prohibit Langdon from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in an investigation by the EEOC of any matter, or responding to any subpoena or other lawfully issued process in any such investigation, except that Langdon waives any monetary recovery in any lawsuit filed by the EEOC on behalf of Langdon or a class in which he would otherwise be a member.

Acknowledges and agrees that (a) he has been advised to consult with his attorney before signing the Agreement; (b) he has been advised that he has 21 days from receipt of the Agreement to accept the terms and conditions set forth herein; (c) he has read and understood the Agreement; (d) he has reviewed the Agreement with his attorney or has elected not to do so; (e) after he signs the Agreement, he will have seven (7) days to revoke his acceptance of it; (f) any such revocation must be in writing and delivered or mailed by certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068; and (g) the Agreement is not effective or enforceable until seven (7) days after he has signed it.

Accepted and Agreed to on this
____ day of July __, 2010.

By
Campbell B. Langdon